STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of August 31, 1999 (the "Agreement"), by and among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation ("Take-Two US"); TAKE-TWO INTERACTIVE SOFTWARE CANADA INC., an Ontario corporation ("Take-Two Canada" and together with Take-Two US, the "Purchasers"); TRIAD DISTRIBUTORS INC., an Ontario corporation ("Triad"); GLOBAL STAR SOFTWARE LIMITED, an Ontario corporation ("Global"); and Craig McGauley ("Craig"), Damian Cristiani ("Damian") and Lucy Cristiani ("Lucy"), the shareholders of Triad and Global (collectively, the "Shareholders").

                              W I T N E S S E T H :

     WHEREAS, the Shareholders are the owners of all of the issued and outstanding capital stock of Triad and Global (the "Triad and Global Shares");

     WHEREAS, Triad and Global are in the business of distributing software games and other items at wholesale (the "Business");

     WHEREAS, the Purchasers wish to purchase all of the Triad and Global Shares from the Shareholders, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. Purchase and Sale of Triad and Global Shares.

     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, the Shareholders shall sell, convey, assign, transfer and deliver to the Purchasers all of the Triad and Global Shares, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever as follows: (i) to Take-Two US, 23 shares in the capital of Triad and 150 shares in the capital of Global and (ii) to Take-Two Canada, 7 shares in the capital of Triad and 50 shares in the capital of Global.

     2. Purchase Price.

     2.1. Consideration. Subject to Section 2.2 below, the purchase price (the "Purchase Price") for the purchase of the Triad and Global Shares by the Purchasers shall be an aggregate of (i) 162,500 unregistered shares (the "Stock Consideration") of the common stock, $.01 par value, of Take-Two US ("Take-Two Common Stock") payable by Take-Two US, which Stock Consideration shall be issued ratably among the Shareholders in accordance with Schedule 2.1 hereof, 144,000 shares of which are deliverable upon the execution hereof and the balance of which are deliverable in accordance with the terms of the Escrow Agreement (as defined below), and (ii) a cash payment of $500,000 (the "Cash Consideration") in United States Dollars ("US$") payable by Take-Two Canada, US$250,000 of which is payable upon the execution hereof, and the balance of which is payable in accordance with the escrow agreement (as defined below).

     2.2. Purchase Price Adjustment. The Purchasers shall deposit in escrow with Stikeman, Elliott (the "Escrow Agent") pursuant to the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit A 18,500 shares of Take-Two Common Stock and US$250,000 in cash. The Escrow Agreement shall provide that to the extent that Triad's and Global's combined stockholders' equity on the date hereof, as determined by an audit undertaken by the Purchasers within SIXTY (60) days from the date hereof, is less than US$250,000, then the Purchase Price shall be reduced on a dollar for dollar basis, and to the extent that such stockholders' equity is negative, the Purchase Price shall be reduced by US$2.00 for every US$1.00 of negative equity. The escrow agreement shall also contain provisions allowing the shareholders, acting reasonably, to dispute the determination of the audit, provided that an audit conducted by an independent third-party shall be binding on the parties. Any calculation of stockholders' equity shall include any bonus to be made to the employees of Triad and Global.

     3. Deliveries. Simultaneous with the execution of this Agreement, the parties shall deliver the following in accordance with the terms and conditions of this Agreement:

          (a) The Purchasers shall deliver:

               (i) to the  Shareholders  and the Escrow Agent in accordance with
          Section 2 hereof, stock certificates, registered in the names of the Shareholders, representing 162,500 shares of Take-Two Common Stock against share certificates representing the Triad and Global Shares;

               (ii) a cash payment of US$500,000 by certified cheques payable to the Shareholders and the Escrow Agent in accordance with Section 2 hereof and an aggregate cash payment of US$200,000 by certified cheque payable to Craig and Damian in accordance with the Non-Competition Agreements (as defined in Section 5.4 hereof);

               (iii) the Employment Agreements and Non-Competition Agreements (as defined in Section 5.4 hereof);

               (iv) copies of the resolutions of the Board of Directors of Take-Two US and the resolutions of the shareholders of Take-Two Canada authorizing each Purchaser to execute and deliver the documents it is obligated to deliver pursuant to this Agreement, to perform its obligations hereunder, duly certified by the Secretary or Assistant Secretary of the respective Purchaser;

               (v) the opinion of Tenzer Greenblatt LLP relating to the Stock Consideration in form and substance attached hereto as Exhibit B-1 and the opinion of Stikeman, Elliott relating to Take-Two Canada in form and substance attached hereto as Exhibit B-2; and

               (vi) the Escrow Agreement.

          (b) Triad and Global and the Shareholders, as the case may be, shall deliver:


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


               (i) share certificates representing all of the issued and outstanding Triad and Global Shares, duly endorsed for transfer by the Shareholders, together with evidence satisfactory to the Purchasers that they or their nominees have been entered upon the books of Triad and Global as the holders of the shares;

               (ii) copies of the resolutions of the Board of Directors of Triad and Global, and the written consent of the Shareholders, authorizing Triad and Global to execute and deliver the documents it is obligated to deliver pursuant to this Agreement, to perform its obligations hereunder, duly certified by the Secretary or Assistant Secretary of Triad and Global;

               (iii) certificates of the Secretary or Assistant Secretary of Triad and Global certifying as to (i) the charter documents and by-laws of each of Triad and Global, the incumbency and to the specimen signatures of the officers of Triad and Global executing the documents pursuant to this Agreement on behalf of such corporation;

               (iv) the legal opinion of Lafleur Brown in form and substance attached hereto as Exhibit C;

               (v) certificate of status, compliance or good standing with respect to each of Triad and Global of the appropriate authority in the Province of Ontario and of each jurisdiction in which either Triad or Global carries on its business;

               (vi) the Employment Agreements duly executed by Craig and Damian and the Non-Competition Agreements duly executed by Craig, Damian and Lucy;

               (vii) resignations of Craig and Damian as directors of Triad and Global, together with general releases; and

               (viii) the Escrow Agreement.

     4. Representations and Warranties as to Triad and Global and Shareholders. Each of the Shareholders hereby, jointly and severally, represents and warrants to each of the Purchasers as follows:

          4.1. Organization, Standing and Power. Each of Triad and Global is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the Province of Ontario, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. There are no provinces, states or other jurisdictions in which the character and location of any of the properties owned or leased by Triad or Global, or the conduct of its Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the Business or operations of Triad or Global. Copies of the Articles of Incorporation of each of Triad and Global and all amendments thereto, and of the By-laws of each of Triad and Global, as amended to date, and each of Triad's and Global's corporate books (containing original corporate minutes


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


and resolutions in Triad's and Global 's possession) have been furnished to the Purchasers and are complete, correct and accurate.

          4.2. Capitalization. The authorized capital of Triad consists of an unlimited number of common shares, of which 30 shares are issued and outstanding and held of record as set forth in Schedule 4.2 hereto. The authorized capital of Global consists of an unlimited number of common shares, of which 200 shares are issued and outstanding and held of record as set forth in Schedule 4.2 hereto. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans or other agreements of any character, whether written or oral, to which either the Shareholders, Triad or Global is a party or otherwise bound which provide for the acquisition or disposition of any of the Triad and Global Shares or any of the securities of Triad or Global. All of the issued and outstanding shares of Triad and Global have been duly and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar right or any applicable laws.

          4.3. Ownership of Triad and Global Shares. Each of the Shareholders has good and marketable title to, and owns of record and beneficially, all of the issued and outstanding Triad and Global Shares held by him or her as set forth in Schedule 4.2 hereto, free and clear of any and all liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever.

          4.4. Interests in Other Entities.

               (a) Neither Triad nor Global (A) owns, directly or indirectly, of record or beneficially, any voting shares or other equity securities of any other entity, (B) has any ownership interest, direct or indirect, of record or beneficially, in any partnership, joint venture or other unincorporated entity, or (C) has any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity or (2) to share any profits from any entity.

               (b) None of the Shareholders (A) owns, directly or indirectly, of record or beneficially, any voting shares or other equity securities of, or have any debt outstanding to or from, any other entity engaged in the same or similar business to the Business (Except for ownership interests in publicly traded companies not exceeding 10% of the voting shares thereof set forth on schedule 4.4 (B) hereof), (B) has any ownership interest, direct or indirect, of record or beneficially, in any partnership, joint venture or unincorporated entity engaged in the same or similar business to the Business, or (C) has any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity engaged in the same or similar business to the Business, or (2) to share any profits from any entity engaged in the same or similar business to the Business, (Except for ownership interests in publicly traded companies not exceeding 10% of the voting shares thereof set forth on schedule 4.4
          (B)).

          4.5. Authority.

               (a) The execution and delivery by the Shareholders and Triad and Global of this Agreement and of all of the agreements to be executed and delivered by each of


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


          them pursuant hereto (the " Triad and Global Documents"), the performance by each of them of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of Triad and Global (including, but not limited to, the consent of the Shareholders and each of Triad's and Global's Board of Directors) and each of Triad and Global has all necessary corporate power with respect thereto.

               (b) The Shareholders are each individuals having all necessary capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is, and when executed and delivered by the Shareholders and Triad and Global (to the extent that they are parties thereto), the Triad and Global Documents to be delivered by any of them pursuant hereto will be, the valid and binding obligation of the Shareholders and Triad and Global (to the extent that they are parties thereto) enforceable against each of them in accordance with their respective terms.

          4.6. Noncontravention. Except as set forth on Schedule 4.6, neither the execution and delivery by the Shareholders or Triad and Global of this Agreement or of any agreement to be executed and delivered by the Shareholders and/or Triad and Global pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Shareholders or Triad and Global of their respective obligations, as the case may be, hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of either of Triad or Global, or (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Triad or Global or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which Triad or Global or any of the Shareholders may be bound or to which Triad or Global or the Business may be subject , or require any consent, approval or notice under the terms of any such document or instrument, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Triad or Global or any Shareholder, or the Business, or (d) result in the creation or imposition of any lien, claim, charge, restriction or encumbrance upon any of the properties or assets of Triad or Global, or (e) interfere with or otherwise adversely affect the ability of Triad and Global to carry on the Business on substantially the same basis as is now conducted by Triad and Global.

          4.7. Litigation. Except as set forth in Schedule 4.7, there are no suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending or threatened against or relating to Triad or Global or the Business or any of the Shareholders in their capacity as shareholders of Triad and Global. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Triad or Global, the Business or the operation of Triad or Global, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit
     Triad's or Global 's operation in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the Business or Triad or Global.

          4.8. No Violation of Law.

               (a) Neither Triad, Global nor any of the Shareholders are engaging in any activity or omitting to take any action as a result of which: (A) they are in violation of any law, rule, regulation, zoning or other ordinance, municipal by-law, statute, order, injunction, decision, ruling, award or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Triad and Global or the Business ("Laws"), including, but not limited to, those relating to: occupational safety and health; business practices and operations; labor practices; employee benefits; and zoning and other land use.

               (b) Neither Triad, Global nor any of the Shareholders are engaging in any activity or omitting to take any action as a result of which they are in violation of any Laws relating to environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto).

          4.9. Financial Statements. Triad and Global have herewith delivered to the Purchasers combined financial statements consisting of (i) the unaudited balance sheet at June 30, 1998, and the related statements of income, stockholders' equity and cash flows for the eleven months then ended, which have been reviewed by Malcolm Weinstein, chartered accountant and (ii) the unaudited combined balance sheet at March 31, 1999, and the related statements of income, stockholders' equity and cash flows for the nine months then ended (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), consistently applied, and present fairly the financial position of Triad and Global as at the dates thereof and the results of operations for the periods and the cash flow indicated. The books and records of Triad and Global are complete and correct, have been maintained in accordance with good business practices, and reflect the basis for the financial condition, results of operations and cash flow of Triad and Global as set forth in the Financial Statements.

          4.10. Guaranties. Schedule 4.10 hereto is a complete and accurate list and summary description of all written guaranties currently in effect heretofore issued by the Shareholders to any bank or other lender in connection with any credit facilities extended by such creditors to Triad or Global (collectively, the "Guaranties"), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently outstanding.

          4.11. Absence of Undisclosed Liabilities. Neither Triad nor Global has any liabilities or obligations of any nature whatsoever, whether accrued, matured, unmatured, absolute, contingent, direct or indirect or otherwise, which have not been (a) in the case of liabilities and obligations of a type customarily reflected on a corporate balance sheet, prepared in accordance with GAAP, set forth on the Financial Statements, or (b) incurred in the ordinary course of business since March 31, 1999, or (c) in the case of other types of liabilities and obligations, described in any of the Schedules delivered pursuant hereto or omitted from said Schedules in accordance with the terms of this Agreement, or arising under contracts or leases listed in such Schedules or other contracts or leases which are omitted from such Schedules in accordance with the terms of this Agreement, or (d) incurred, consistent with past practice, in the ordinary course of business of Triad and Global (in the case of liabilities and obligations of the type referred to in clause (a) above).

          4.12.  Accounts  Receivable;   Inventories.  The  accounts  and  notes
     receivable  which are  reflected on the Financial  Statements  are good and


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


     collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the respective amount of the allowances for doubtful accounts and notes receivable, if any, reflected thereon, and are not subject to offsets other than in the ordinary course of business. The accounts and notes receivable of Triad and Global which were added after March 31, 1999, are good and collectible in the ordinary course of business, less the amount of the allowance(s) for doubtful accounts and notes receivable, if any, reflected thereon (which allowances were established on a basis consistent with prior practice), and are not subject to offsets other than in the ordinary course of business. The inventories reflected on the Financial Statements and thereafter added consist of items of a quality and quantity usable or saleable in the ordinary course of business, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which DO NOT EXCEED US$50,000 OR have been written down to net realizable value or adequately reserved against on the books and records of Triad and Global. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

          4.13. Absence of Changes. Since March 31, 1999, there has not been (a) any adverse change (other than as is normal in the ordinary course of business, e.g., inventory level changes) in the condition (financial or otherwise), assets, liabilities, business, prospects, results of operations or cash flows of Triad or Global or the Business (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (b) any waivers by Triad or Global of any right, or cancellation of any debt or claim, of material value, (c) any declarations, set asides or payments of any dividend or other distributions or payments in respect of the Triad and Global Shares, or (d) any changes in the accounting principles or methods which are utilized by Triad or Global.

          4.14. Properties. Except as set forth on Schedule 4.14, Triad and Global has good and valid title to all of the properties and assets, reflected on the Financial Statements as owned by it or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, free and clear of any and all mortgages, liens (excluding liens for current Taxes, as defined in subparagraph 4.17, (b) hereof), pledges, claims, charges and encumbrances of any nature whatsoever. All plants, structures and equipment which are utilized in the Business, or are material to the condition (financial or otherwise) of Triad or Global are owned or leased by Triad or Global. Neither Triad nor Global owns any real property. Neither Triad nor Global is a party to, or under any agreement to become a party to, any lease with respect to real property other than the leases listed in Schedule 4.14 (the "Leases"), copies of which have been provided to the Purchasers. Each Lease is in good standing, creates a good and valid leasehold estate in the property thereby demised and is in full force and effect without amendment, except as disclosed in Schedule 4.14. With respect to each Lease (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act (including the completion of the transactions contemplated by this
     Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to the best knowledge of the Shareholders, all of the covenants to be performed by any party (other than either Triad or Global) under the Lease have been fully performed. Schedule 4.14 contains a list of all of the Leases setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Lease, the rental payments under the Lease

     (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment or change of control of Triad or Global, as the case may be.

          4.15. Intellectual Property. Schedule 4.15 is a complete and correct list of all (A) United States, Canadian and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, computer software, computer programs owned in whole or in part or used in the Business, and all applications therefor, licenses and other agreements to which either Triad or Global is a party to or otherwise bound which relates to any of the foregoing. Except as expressly set forth in Schedule 4.15, (A) Triad and Global owns or has the right to use all of the foregoing; (B) no proceedings have been instituted, are pending or threatened, which challenge the rights of Triad or Global in respect thereto or the validity thereof; and (C) to the best knowledge of the Shareholders, none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others.

          4.16. Banks; Powers of Attorney. Schedule 4.16 is a complete and correct list showing (A) the names of each bank in which Triad and Global has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and (B) the names of all persons, if any, holding powers of attorney from Triad and Global or the Shareholders with respect to the Business.

          4.17. Tax Matters.

               (a) Each of Triad and Global has filed with the appropriate governmental agencies (Canadian and other) all tax returns and reports required to be filed by it, and has paid in full or contested in good faith or made adequate provision for the payment of, Taxes (as defined herein) shown to be due or claimed to be due on such tax returns and reports. The provisions for Taxes which will be set forth on the latest balance sheet included in the Financial Statements reflects and includes adequate provisions for the payment in full of any and all Taxes for which Triad and Global is or could be liable, whether to any governmental entity or to other persons (as, for example, under tax allocation agreements), not yet due for any and all periods up to and including the date of such balance sheet; and all Taxes for periods beginning thereafter through the Effective Time have been, or will be, paid when due or adequately reserved against on the books of Triad and Global and an amount of cash equal to the amount of such reserve will have been set aside for the payment of such Taxes. Each of Triad and Global has duly withheld all payroll taxes and other applicable taxes and other items requiring to be withheld by it from employer wages, and has duly deposited the same in trust for or paid over to the proper taxing authorities. Neither Triad nor Global has executed or filed with any taxing authority any agreement extending the periods for the assessment or collection of any Taxes, and is not a party to any pending or threatened action or proceeding by any governmental authority for the assessment or collection of Taxes. Except as set forth in Schedule 4.17, within the past three years, the income tax returns of Triad and Global have not been reassessed to any material degree by any taxing authority, nor has any such authority examined any merchandise, personal property, sales or use tax returns of Triad or Global. There is no tax lien, whether imposed by any taxing authority, outstanding against the assets, properties or business of Triad or Global. Neither Triad nor Global has agreed to make or is required to make any adjustment by reason of a change in accounting method or otherwise. Neither Triad nor Global is a party to any tax sharing or allocation agreement.

               (b) As used herein, the term "Taxes" or "Tax" means all taxes and governmental assessments, charges and reassessments, including but not limited to income taxes, capital gains, estimated taxes, withholding taxes, excise taxes, sales, use, occupancy, real property, goods and services, ad valorem taxes, payroll related taxes (including but not limited to premiums for worker's compensation insurance and statutory disability insurance), employment taxes, franchise taxes and import duties, together with any related liabilities, penalties, fines, additions to tax or interest.

          4.18.  Certain  Business  Matters.  Except as is set forth in Schedule
     4.18, (a) neither Triad nor Global is a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the Business, (b) neither Triad nor Global has a sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions (Provided however, that software products are, by their nature unique, and Take-Two acknowledges that any software titles which become unavailable, may not be replaced), (c) there are no pending or threatened labor negotiations, work stoppages or work slowdowns involving or affecting the Business, and no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Triad or Global, (d) the product and service warranties given by Triad and Global or by which they are bound (complete and correct copies or descriptions of which have heretofore been delivered by Triad and Global to the Purchasers) entail no greater obligations than are customary in the Business, (e) neither Triad nor Global nor any Shareholder is a party to or bound by any agreement which limits its or his, as the case may be, freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to Triad or Global or any of the Shareholders, and (f) neither Triad nor Global is a party to or bound by any agreement in which any officer, director or Shareholder of Triad and Global (or any affiliate of any such person) has, or had when made, a direct or indirect material interest.

          4.19. Certain Contracts. Schedule 4.19 is a complete and correct list of all material contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which either Triad or Global is a party or otherwise bound, except for (a) purchase orders from vendors or customers and (b) each of those which (i) were made in the ordinary course of business and (ii) either (A) are terminable by Triad or Global (and will be terminable by Subsidiary) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Triad or Global of $(US)5,000 (or the equivalent) or less calculated over the full term thereof, and (C) are not otherwise material to the Business or Triad or Global. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Triad and Global to the Purchasers. Except as expressly stated on any of such Schedules, (1) each of THE agreements listed on Schedule 4.19 is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in material default thereunder, and no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a material default or right of cancellation, acceleration or loss of contractual benefits thereunder; (2) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; (3) none of them is materially burdensome to Triad or Global; and (4) each of them is fully assignable without the consent, approval, order or any waiver by, or any other action of or with any individual or individuals, without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term.

          4.20. Customers and Suppliers. Set forth on Schedule 4.20 is a complete and correct list setting forth, for the twelve months ended December 31, 1998 and the six months ended June 30, 1999, (a) the 20 largest customers of the Business and the amount for which each such customer was invoiced, and (b) the 20 largest suppliers of the Business and the amount of goods and services purchased from each such supplier. There are no (i) threatened cancellations by the aforesaid customers or suppliers with respect to the Business, (ii) outstanding disputes by such customers or suppliers with Triad or Global and the Business, or (iii) any adverse changes in the business relationship between the Business and any such customer or supplier. To the best knowledge of the Shareholders, the aforesaid suppliers and customers will continue their respective relationships with the Business on substantially the same basis as now exists.

          4.21. Business Practices and Commitments. Set forth on Schedule 4.21 is a description of (a) Triad's and Global 's rebate and volume discount practice, and obligations, (b) Triad's and Global 's allowance and customer return practice and obligations, (c) Triad's and Global 's co-op advertising and other promotional practices, (d) Triad's and Global 's warranty practices and obligations, (e) price protection agreements, (f) return policies and historical return rates, as each of the foregoing relate to Triad's and Global 's customers and suppliers, and (g) co-op and rebate and volume discount credits due to customers.

          4.22. Approvals/Consents. Except as set forth on Schedule 4.22, each of Triad and Global currently holds all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the Business, all of which are in full force and effect and are transferable to Subsidiary without the payment of any penalty, the incurrence of any additional debt, liability or obligation of any nature whatsoever or the change of any term and no such consent or authorization is required and no filing with or notice to any governmental entity is required as a condition to the lawful completion of the transactions contemplated by this Agreement. Schedule
     4.22 is a complete and correct list of all such governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises. No material violations of the terms thereof have heretofore occurred or are known by the Shareholders to exist as of the date of this Agreement.

          4.23. Nature of Securities. The Shareholders understand that as of the date hereof (a) the Stock Consideration has not been registered under the Securities Act of 1933, as amended (the "Act"), based upon an exemption from such registration requirements; (b) the Stock Consideration to be received is "restricted securities," as said term is defined in Rule 144 of the General Rules and Regulations promulgated under the Act; (c) the Stock Consideration to be received may not be sold or otherwise transferred unless it has first been registered under the Act and applicable state securities laws or an exemption from the registration provisions of the Act and applicable state securities laws are available with respect to the proposed sale or transfer; (d) the certificates evidencing the Stock Consideration will bear a legend to the effect that the transfer thereof is restricted; and (e) stop transfer instructions will be placed with the transfer agent for the Stock Consideration. Each Stockholder represents that he or she is taking the Stock Consideration for investment purposes only and not with a view toward the distribution thereof and AS an "accredited investor" as defined under the Act.

          4.24. Insurance. Schedule 4.24 is a complete and correct list and summary description of all contracts and policies of insurance relating to the Business. Such policies are in full force and effect, all premiums due and payable have been paid and no notice of cancellation has been received by Triad or Global.

          4.25. Employee Arrangements. Schedule 4.25 is a complete and correct list and summary description of all compensation plans, agreements and arrangements providing for benefits to Triad's and Global's employees and a list of names and compensation of all employees of Triad and Global whose earnings exceeded $(US)15,000 during the current fiscal year. Neither Triad nor Global is a party to any collective bargaining agreement.

          4.26. Residence. Each of the Shareholders is a resident of Canada within the meaning of the Income Tax Act (Canada).

          4.27. Year 2000. The Company's computer systems and products are Year 2000 compliant (in all material respects).

          4.28. Information as to Triad and Global and the Shareholders. None of the representations or warranties made by Triad and Global or the Shareholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

     5. Representations and Warranties as to the Purchasers. The Purchasers hereby represent and warrant to the Shareholders as follows:

          5.1. Organization, Standing and Power.

               (a) Take-Two US is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it. Take-Two Canada is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

               (b) Take-Two US has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange
          Commission ("SEC") since April 14, 1997, (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, each as in effect on the date so filed. Take-Two US has made available to the Shareholders, in the form filed with the SEC (including any amendments thereto), (A) its most recent Quarterly Report on Form 10-Q for the three months ended April 30, 1999 and (B) its Prospectus dated May 5, 1999 . None of such forms, reports or documents filed by Take-Two US, when filed (except to the extent revised or superseded by a subsequent filing with the SEC) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in such forms were prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of Take-Two US as at the dates thereof and its results of operations for the periods indicated, except that any unaudited financial statements are subject to normal reoccurring adjustments which might be required as a result of year-end audits.

          5.2. Authority. The execution and delivery by each of the Purchasers of this Agreement and of each agreement, document and instrument to be executed and delivered by them pursuant hereto (the "Take-Two Documents"), the compliance by the Purchasers with the provisions hereof and thereof, and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate actions on the part of each of the Purchasers, as applicable, and each of the Purchasers has all necessary corporate powers with respect thereto.

          5.3. Capitalization. The authorized capital stock of Take-Two US consists of 55,000,000 shares of Take-Two Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof immediately prior to the issuance of the Stock Consideration, 22,874,154 shares of Take-Two Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable.

          5.4. Stock Consideration. The Stock Consideration, when issued, will be (A) duly authorized and validly issued, fully paid and non-assessable,
     (B) delivered hereunder free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever except that the Take-Two Stock will be "restricted securities" as such term is defined in the rules and regulations of the SEC and will be subject to restrictions on transfers pursuant to such rules and regulations and State laws. Take-Two US shall file an Additional Listing Application with Nasdaq for the Stock Consideration.

          5.5. Information as to Take-Two. None of the representations or warranties made by either of the Purchasers in this Agreement or in any agreement executed and delivered by or on behalf of either or both of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     6. Indemnification.

          6.1. Indemnification by the Shareholders. Subject to Section 6.4 below, each of the Shareholders hereby indemnifies and agrees to defend and hold harmless the Purchasers and each of their officers, directors, shareholders, employees and agents from and against any and all losses, obligations, deficiencies, liabilities, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any breach by Triad or Global or any of the Shareholders of any representation, warranty, agreement or covenant made by any one or all of them, in this Agreement or the Triad and Global Documents, as applicable. The foregoing indemnification shall also apply to direct claims by the Purchasers against the Shareholders.

          6.2. Indemnification by the Purchasers. The Purchasers indemnify and agree to defend and hold harmless the Shareholders from and against any and all losses, obligations, deficiencies, liabilities, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which it or he may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any breach by either of the Purchasers of any representation, warranty, agreement or covenant made in this Agreement or any Take-Two Document or (ii) the guarantees by Damian and Craig in favour of the Business Development Bank of Canada dated September 8, 1995 and September 5, 1997. The indemnification provisions herein shall also apply to direct claims by the Shareholders against the Purchasers.

          6.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under subsections 6.1 or 6.2, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim, providing such details of the claim (including the claimed amount) as are then known; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties. 6.4
     Limitation. In no event shall the maximum liability of each of the Shareholders for indemnification exceed their pro rata portion of the Purchase Price, provided that this limitation shall not apply to third-party claims.

          6.5. Assistance. Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

     7. Covenants

          7.1. Consummation of Transaction. Each of the parties hereto hereby agrees to use all reasonable efforts to cause all conditions precedent to his or its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses (including the any required consents listed on Schedule 4.19, 7.1 or other Schedule); provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon or rights of any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

          7.2. Cooperation/Further Assurances.

               (a) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated by this Agreement. The legal, administrative costs and disbursements incurred providing this cooperation shall be borne by the party who seeks such cooperation.

               (b) Each of the parties hereto hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement and as the Purchasers, on the one hand, and/or Triad and Global and/or the Shareholders, on the other, or their respective legal counsel may reasonably require in order to document and carry out the transactions contemplated by this Agreement. The legal, administrative costs and disbursements incurred by the party of whom the request is being made shall be borne by the party who sought such request.

          7.3. Broker. Each of the parties hereto represents and warrants to the other parties that no broker or finder was engaged in connection with the transaction contemplated by this Agreement with whom the indemnifying party has dealt, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for broker's fees, finder's fees, commissions or like payments, without regard to the indemnification limitations contained in this Agreement.

          7.4. Employment Agreements and Non Competition Agreements. Simultaneous with the execution of this Agreement, each of Craig and Damian will enter into an employment agreement with Triad in the form of Exhibit D hereto (the "Employment Agreement") and each of Craig, Damian and Lucy shall enter into a Non-Competition Agreement in the form of Exhibit E hereto.

          7.5. Stock Options. Simultaneously with the execution of this Agreement, Take-Two US shall grant five-year options to purchase an aggregate of 30,000 shares of Take-Two Stock, at an exercise price per share equal to the closing price of Take-Two US's common stock on the date hereof, to the designees of the Shareholders as set forth on Schedule 7.5.

          7.6. Indebtedness. On or prior to the execution hereof, Triad and Global shall cause Royal Bank of Canada and Business Development Bank of Canada (the "Banks"), to enter into agreements with the TRIAD AND/OR GLOBAL whereby the Banks will continue to provide credit to TRIAD AND/OR GLOBAL upon terms and conditions mutually satisfactory to the parties thereto, and arrangements satisfactory to the Purchasers shall have been made to continue or satisfy indebtedness owed to MC Capital Corporation and Beacon Lane Holdings Inc. other parties. Within two (2) business days after Closing, Take-Two Canada shall make a loan of US$500,000 to Triad and Global, evidenced by a promissory note substantially in the form attached hereto as Exhibit 7.6 (the "Note"). The proceeds of the Note shall be used by Triad and Global to repay the outstanding balance owed by Triad and Global pursuant to the promissory notes held by MC Capital Corp., dated June 9, 1999, and Beacon Lane Holdings, Inc., dated June 30, 1999 (the "MC Capital and Beacon Notes"). Within two (2) business days after repayment of the MC Capital and Beacon Notes, Triad and Global shall enter into a new loan agreement with the Royal Bank of Canada and the personal guarantees to Royal Bank of Canada by the Shareholders shall be released. Within two (2) business days after the new loan agreement with the Royal Bank of Canada has been entered into, Triad and Global shall repay the outstanding balance of $1,500 owed to Craig and $24,500 owed to Damian.

          7.7. Non-Compete. The provisions contained in the Non-Competition Agreement have been specifically negotiated and the consideration therefor is the execution and delivery of this Agreement.

     8. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of one (1) year.

     9. General Provisions.

          9.1.  Fees and  Expenses.  The  Purchasers,  on the one hand,  and the

     Shareholders, on the other hand, shall be responsible for and shall, prior to the date hereof pay the fees and expenses incurred by (i) the Purchasers and (ii) Triad and Global and the Shareholders, respectively, in connection with the transactions contemplated by this Agreement.

          9.2. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          9.3. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier and shall be deemed to have been duly given or made as of the date of actual delivery, at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):
                              If to the Purchasers:

                                    Take-Two Interactive Software, Inc.
                                    575 Broadway
                                    New York, New York 10012
                                    Attn: Ryan Brant, CEO

                              with a copy to:

                                    Tenzer Greenblatt LLP
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Attn:  Barry S. Rutcofsky, Esq.

                              If to Shareholders:

                                    Craig McGauley
                                    5795 Yonge Street
                                    Unit 712
                                    Toronto, Ontario
                                    Canada M2M 453

                                    Damian and Lucy Cristiani
                                    85 Blackmore Avenue
                                    Richmond Hill, Ontario
                                    Canada L4B 2A2

                              with a copy to:

                                    Lafluer Brown
                                    National Bank Building
                                    150 York Street - 14th Floor
                                    Toronto, Ontario, Canada M5H 3E5
                                    ATT: M. Steven Alizadeh

          9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

          9.5. Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the letter of intent dated July 6, 1999.

          9.6. No Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any assignment shall be null and void.

          9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles. Each of the Shareholders hereby agree that any action or proceeding based on or arising out of this Agreement shall be brought in the courts of the State of New York (New York County), United States of America or in the courts of the United States of America for the Southern District of New York and each of the Shareholders hereby accepts (exclusively and unconditionally) the jurisdiction of the New York courts.

          9.8. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto, have caused this Agreement to be executed as of the date first written above.

                                            TAKE-TWO INTERACTIVE SOFTWARE, INC.


                                            By:
                                               ---------------------------------
                                               Ryan Brant, CEO


                                            TAKE-TWO INTERACTIVE SOFTWARE CANADA
                                            INC.


                                            By:
                                               ---------------------------------

                                               Larry Muller, President


                                            TRIAD DISTRIBUTORS INC.


                                            By:
                                               ---------------------------------



                                            GLOBAL STAR SOFTWARE LIMITED


                                            By:
                                               ---------------------------------


                                            ----------------------------------
                                                     Craig McGauley


                                            ----------------------------------
                                                     Damian Cristiani


                                            ----------------------------------
                                                    Lucy Cristiani